Exhibit 14.1

Code of Conduct

Code of Conduct

•	Euronav acts through its Directors, officers and employees. This code of conduct provides guidelines about important areas where the conduct of persons becomes conduct of the company (You in this document means each and every Officer, Director and Employee).

•	The conduct of individuals in the guidelines relate to the relationship with colleagues, customers, suppliers and government agencies with equal importance. As a starting point Euronav should present itself as a professional, polite and responsible organisation. These guidelines are an addition or a clarification to that basic ethos and Euronav’s Managers, Board of Directors, lawyers and internal auditors are available to provide advice and assistance where individuals or groups wish to seek advice or report breaches of this code.

Conflicts of Interest

•	You should avoid any conflict between your own interests and the interests of Euronav especially when dealing with suppliers, customers, and other third parties, and in the conduct of your personal affairs, including transactions in securities of the Company.

•	You must separate your private interests from those of the company. Private interests or relationships must not influence your decisions made on behalf of the company. You must disclose conflicts of interest whether it is your conflict or that of another Director, employee or officer at once to the head of department or to the Executive Committee. If a report is made to you, or you become aware of such a conflict of interest, as a Head of Department or as an Executive Committee member you shall report and consult the Chairman of the Audit Committee immediately in the event of any irregularities apparently arising within the company.

•	Business relationships with third parties shall be governed solely by objective criteria. Suppliers shall be selected only on the basis of price, quality, reliability, technological standard, product suitability, the existence of a continuing business relationship, ISO or ecological audit certification and the existence of a quality management system. In no circumstances shall personal relationships be determining factors in awarding a contract. Advice or recommendations given by you must not be motivated by the prospect of a material or non-material advantage to you or another Director, officer or employee.

•	The procurement policy of the company requires that at least two bids are obtained for each procurement and unless there is risk as to quality or significant additional cost at least two suppliers are to be maintained.

•	You shall not directly or indirectly request, accept, offer or grant a personal advantage in connection with business activity - especially the negotiation, award or performance of a contract - regardless of whether the other party to the transaction is an individual, a company or a government agency. No personal favours of any kind shall be offered or rendered to any domestic or foreign public official in direct or indirect, past, present or future relation to company affairs. This prohibition applies to any kind of significant gift or other incentive except for customary gifts. This applies even if the transaction with the partner concerned would have been agreed without such an advantage having been granted or has already been agreed or awarded. If such an offer is made to you, you must immediately report the matter to your head of department or to an Executive Committee member or to the Head of the Audit Committee. Your observation of such behaviour on the part of others never justifies your violation of these rules.

•	You may not make use of company property (such as equipment, goods, vehicles, office supplies, documents, files, data storage media) or avail yourself of the services of company employees for private purposes without the express permission of your head of department. Company property must not be removed from company premises without the express permission of your head of department or an Executive Committee member or the Head of the Audit Committee, other than for work-related purposes. Data, programs or documents must be neither copied nor brought onto or removed from company premises without permission other than for work-related purposes.

•	Euronav welcomes its employees’ private involvement in clubs, political parties or other social or political institutions, provided that this does not adversely affect the performance of their duties under their contracts of employment. However, you should not cite your roles within the company when expressing your personal opinions in public.

•	It is also a conflict of interest for you, during or after your employment or appointment and without proper authority, to give or make available to anyone, or use for your own benefit, information of a confidential nature about the company and its nature.

Ethics Policy

•	You must observe all applicable laws in business.

•	You must act with integrity in the conduct of business.

•	Local customs, traditions, and mores differ from place to place, and whilst this should be recognised, honesty is not subject to criticism in any culture. A well-founded reputation for scrupulous dealing is hard won and easily lost.

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Euronav does care how results are obtained, not just that they are obtained. You must inform colleagues and management of all that you are doing, record all transactions accurately in your books and records, and be honest and forthcoming with the internal and external auditors. You are expected to report suspected violations of law or of Euronav policies to company management, or the audit committee or both.

•	Euronav expects compliance with its standards of integrity throughout the organisation and will not tolerate Directors, officers or employees who achieve results at the cost of violation of laws or who deal unscrupulously. Euronav continues to support, and expects each of its Directors, officers, or employees of the group to support, any employee who passes up an opportunity or advantage, which would otherwise sacrifice ethical standards.

•	Equally important, the group expects candour from Directors, officers and employees at all levels and compliance with Euronav policies, accounting rules, and controls. Our system of management will only work to the best of its capability with honesty and accuracy.

Social behavior

•	You must realize that your behavior will be attributed to Euronav and can affect reputation. Euronav therefore expects you to be friendly, objective and fair in your dealings with colleagues and third parties.

•	You may not unfairly disadvantage, favour, harass or ostracize others because of race, colour, nationality, descent, religion, gender, sexual orientation, age, physical characteristics or appearance.

•	You have the right to be protected against harassment; and the obligation to allow others to feel freedom from harassment, regardless of whether you might consider your own behaviour to be normal or acceptable and whether the harassed person has the opportunity to avoid the harassment.

•	You are entitled to work together with your colleagues in an atmosphere of safety, comfort and trust.

•	Communication forms the basis of all decision-making. You must endeavour to contribute as much as possible of your own expertise and of the expertise you can draw on from elsewhere within the company. Successful project work, both demands work, in a team and on your own initiative.

Security of files and records

•	The documents and data storage media used in the workplace must not come into the possession of unauthorized persons. You must therefore keep them secure. You must secure computer data through the use and frequent changing of passwords. You may not make copies of business papers or computer files other than for work-related purposes.

•	You do not have the right to access to information not relating to your own field of work or responsibility. You may not read messages addressed to others, except for work-related reasons.

•	You must keep all records and files (including electronic records) in such a way as to permit delegation to a colleague at any time. All significant information should be properly recorded. You must therefore keep files in a manner that is complete, orderly and readily understandable.

Cooperating with the authorities while defending our rights

•	Euronav will endeavour to be cooperative and open in its dealings with all authorities and government agencies. However, these agencies have limitations on their scope of activities and are subject to procedures and certain rules. It is therefore not always the case that enquiries or requests from such agencies are to be complied with immediately or at all. Seeking legal advice or exercising the right to remain silent is not an admission of guilt nor is it improper or unethical. Information should only be provided, or documents submitted to government agencies, outside the ordinary course of business, after consultation with the legal department. It is therefore your duty to inform the legal department as soon as possible in the event of a request for information or questioning outside the ordinary course of business.

Enforcement and discipline

•	Euronav will offer you all the necessary sources of information and the counsel of its legal department to enable violations of law to be avoided. You will also be afforded protection in the event of unjustified actions by authorities.

•	Violations of law will however not be tolerated. Violations may result in reprimand, claims for damages or in termination of employment, or loss of office. If you are unsure whether a violation has occurred you must seek advice from the legal department. Complaints, suggestions for improvements or reports of alleged violations of law should be made to these departments.

•	It is not sufficient simply to take note of this code of conduct. You are requested to review your own behaviour in light of the above standards and to determine where improvements are possible.

•	You must organize your area of responsibility in such a way that legal violations can always be observed or reports of violations received. However, you must take the initiative to regularly monitor your subordinates’ activities and actively communicate with them. You have a duty both to provide and to obtain information.

•	These principles must always form an active part of Euronav’s corporate culture. Adherence to them must be based on the necessary sensitivity to the legal limits of employees’ own actions and a willingness to allow those actions to be judged against legal standards.

Euronav Shares

•	Euronav is pleased that many Directors, officers and employees have chosen to invest their own funds in Euronav’s securities. However, in order to ensure compliance with applicable insider trading laws, those of you who possess material information which has not been publicly disclosed concerning Euronav or other contract parties with whom business is being conducted must refrain entirely from any purchases and sales of securities of Euronav or that corporation. If you are considering buying or selling stock because of non-public information you possess as a result of your work at Euronav, you should assume that information is material.

•	In addition, problems can arise not only from transactions of yours, or your family and associates, but also purchases or sales by others who received relevant information furnished by you. As part of your duty to maintain Euronav information confidential, you should not provide any advice to family or associates about buying or selling Euronav stock. You are cautioned that any decision by you or members of your family or associates to purchase or sell securities may be misunderstood by others, and you should always be prepared to explain your transactions in Euronav securities.

•	Directors, officers and major stockholders are (and senior management personnel of subsidiaries, may be) subject to various reporting and insider trading requirements. Any persons subject to such requirements are urged to discuss these matters with Euronav’s Legal Department contemplated securities transactions, including transaction involving stock options, and are required to comply with the Euronav Dealing Code which can be viewed on the company website: www.euronav.com.